Exhibit 99.1

Gulf Island Fabrication, Inc. Reports Third Quarter Earnings

HOUMA, La.--(BUSINESS WIRE)--October 23, 2008--Gulf Island Fabrication, Inc. (NASDAQ: GIFI) today reported net income of $2.8 million ($.20 diluted EPS) on revenue of $92.7 million for its third quarter ended September 30, 2008, compared to net income of $10.0 million ($.70 diluted EPS) on revenue of $124.9 million for the third quarter ended September 30, 2007. Net income for the first nine months of 2008 was $28.1 million ($1.97 diluted EPS) on revenue of $334.3 million, compared to net income of $22.3 million ($1.56 diluted EPS) on revenue of $371.8 million for the first nine months of 2007.

The company had a revenue backlog of $422.4 million and a labor backlog of approximately 4.6 million man-hours remaining to work, which consist of work remaining at September 30, 2008 and commitments received since September 30, 2008.

SELECTED BALANCE SHEET INFORMATION
(in thousands)
	September 30,	December 31,
	2008	2007
Cash and short-term investments	$5,559	$24,640
Total current assets	126,733	135,747
Property, plant and equipment, at cost, net	204,246	188,766
Total assets	331,679	325,213
Total current liabilities	57,241	78,363
Debt	-	-
Shareholders' equity	254,769	228,913
Total liabilities and shareholders' equity	331,679	325,213

The management of Gulf Island Fabrication, Inc. will hold a conference call tomorrow, Friday, October 24, 2008 at 9:00 a.m. Central Time (10:00 a.m. Eastern Time) to discuss the Company’s financial results for the quarter ended September 30, 2008. The call is accessible by webcast (www.gulfisland.com) through CCBN and by dialing 1.888.778.8903. A digital rebroadcast of the call is available two hours after the call and ending November 7, 2008 by dialing 1.888.203.1112, replay passcode: 9473494.

Gulf Island Fabrication, Inc., based in Houma, Louisiana, is a leading fabricator of offshore drilling and production platforms, hull and/or deck sections of floating production platforms and other specialized structures used in the development and production of offshore oil and gas reserves. These structures include jackets and deck sections of fixed production platforms; hull and/or deck sections of floating production platforms (such as tension leg platforms (“TLPs”)), SPARs, FPSOs and MinDOCs, piles, wellhead protectors, subsea templates and various production, compressor and utility modules, offshore living quarters, tanks and barges. The Company also provides offshore interconnect pipe hook-up, inshore marine construction, manufacture and repair of pressure vessels, heavy lifts such as ship integration and TLP module integration, loading and offloading jack-up drilling rigs, semi-submersible drilling rigs, TLPs, SPARs or other similar cargo onshore, and offshore scaffolding and piping insulation services and steel warehousing and sales.

GULF ISLAND FABRICATION, INC.
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007

Revenue	$92,657	$124,900	$334,309	$371,845
Cost of revenue	86,349	106,904	284,746	331,196
Gross profit	6,308	17,996	49,563	40,649
General and administrative expenses	2,070	2,771	7,339	7,888
Operating income	4,238	15,225	42,224	32,761

Other income (expense):
Interest expense	(18)	(14)	(31)	(33)
Interest income	42	63	187	343
Other	(42)	(5)	(97)	(10)
	(18)	44	59	300

Income before income taxes	4,220	15,269	42,283	33,061

Income taxes	1,384	5,229	14,135	10,745

Net income	$2,836	$10,040	$28,148	$22,316

Per share data:

Basic earnings per share:	$0.20	$0.71	$1.98	$1.58

Diluted income per share:	$0.20	$0.70	$1.97	$1.56

Weighted-average shares	14,278	14,170	14,249	14,150
Effect of dilutive securities: employee stock options	66	114	65	122
Adjusted weighted-average shares	14,344	14,284	14,314	14,272

Depreciation and amortization included in expense above	$4,615	$3,537	$13,045	$10,456

Cash dividend declared per common share	$0.10	$0.10	$0.30	$0.30

CONTACT:
Gulf Island Fabrication, Inc.
Kerry J. Chauvin, Chief Executive Officer, 985-872-2100
or
Robin A. Seibert, Chief Financial Officer, 985-872-2100